UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2012, Ventrus Biosciences, Inc. reported in its Annual Report on Form 10-K for the year ended December 31, 2011 the executive compensation earned by its named executive officers in 2011, other than one portion of non-equity incentive plan bonuses that was indeterminable at that time. On March 16, 2012, we determined and paid out the final cash incentive bonuses for performance by our named executive officers for 2011. The final bonuses were based on financial operations goals of eliminating previously identified material weaknesses in internal controls over financial reporting and timely and materially compliant filings. These goals were substantially dependent on the filing of, and the disclosure regarding our internal controls over financial reporting contained in, our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed on March 14, 2012. As a result, our Board determined to defer consideration of the financial operations goals until after the Form 10-K had been filed.

Each officer's potential bonus was weighted differently for the financial operations goals, depending on his respective area of responsibility. All of the financial operations goals were met. For the financial operations goals, Dr. Russell Ellison, our Chief Executive Officer, achieved 20% out of a possible 20%, David Barrett, our Chief Financial Officer, achieved 60% out of a possible 60%, and Mr. Rowland achieved 5% out of a possible 5%. The resulting bonuses for the financial operations goals for Dr. Ellison, Mr. Barrett and Mr. Rowland were $18,750, $18,750 and $833, respectively; Mr. Rowland's bonus was prorated due to his having been hired on September 1, 2011. These bonuses increased the total 2011 non-equity incentive plan bonus for Dr. Ellison to $ 108,750, for Mr. Barrett to $60,000 and for Mr. Rowland to $15,000. This increased total compensation for 2011 to $808,750, $560,000 and $1,397,976, respectively, for Dr. Ellison, Mr. Barrett and Mr. Rowland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: March 22, 2012	By:	/s/ David J. Barrett
David J. Barrettt, Chief Financial Officer